Exhibit 8.1

Exhibit 8.1 Opinion

Gibson, Dunn & Crutcher LLP

200 Park Avenue
New York, NY 10166-0193
Tel 212.351.4000
gibsondunn.com

OPINION AS TO TAX MATTERS

May 12, 2025

Crescent Biopharma, Inc.

221 Crescent Street, Building 23, Suite 105

Waltham, Massachusetts 02453

Ladies and Gentlemen:

We have acted as U.S. tax counsel to Crescent Biopharma, Inc., a corporation incorporated pursuant to the laws of Delaware (“Company”), in connection with the proposed merger transactions (“Mergers”) pursuant to that certain Agreement and Plan of Merger and Reorganization, by and among the Company, GlycoMimetics, Inc., a corporation incorporated pursuant to the laws of Delaware (“Parent”), Gemini Merger Sub Corp., a corporation incorporated pursuant to the laws of Delaware, and Gemini Merger Sub II, LLC, a Delaware limited liability company, dated as of October 28, 2024, as amended on February 14, 2025 and April 28, 2025 (the “Merger Agreement”). Following the closing of the Mergers, Parent (which will be renamed “Crescent Biopharma, Inc.” in connection the closing of the Mergers) will redomicile by way of a continuation from a corporation organized under the laws of the State of Delaware to an exempted company under the laws of the Cayman Islands (the “Redomestication”) pursuant to, and in accordance with, Section 266 of the General Corporation Law of the State of Delaware and Part XII of the Companies Act of the Cayman Islands. At your request, and in connection with the filing of the Form S-4 (Registration No. 333-285035) (including the proxy statement/prospectus contained therein, as amended or supplemented through the date of this opinion) (the “Registration Statement”), we are rendering our opinion concerning the qualification of the Redomestication as a “reorganization” within the meaning of section 368(a) of the Code.1 Capitalized terms used but not defined in this letter shall have the meanings ascribed to them in the Merger Agreement.

In rendering our opinion, we have examined the Merger Agreement, the form of documentation implementing the Redomestication, including resolutions adopted by Parent’s board approving the Redomestication, Parent’s Plan of Conversion, Parent’s Delaware Certificate of Conversion, and Parent’s Cayman Islands Memorandum and Articles of Association (such documentation, “Redomestication Documentation”), the Registration Statement, and such other documents as we have deemed necessary or appropriate for purposes of our opinion. In addition, we have assumed that (i) the Mergers and the Redomestication will be consummated in accordance with the provisions of the Merger Agreement and the Redomestication Documentation, respectively, and as described in the Registration Statement, (ii) no transaction, covenant, or condition described in the Registration Statement and affecting this opinion will be waived by any party, (iii) the statements concerning the Mergers and the parties set forth in the Mergers Agreement are true, complete, and correct, (iv) the statements concerning the Redomestication and the parties set forth in the Redomestication Documentation are true, complete, and correct, (v) the Registration Statement is true, complete, and correct, (vi) the statements and representations made by Parent and the Company in their respective officer’s certificates dated as of the date of this opinion and delivered to us for purposes of this opinion (the “Officer’s Certificates”) are true, complete, and correct as of the date of this opinion and will remain true, complete and correct at all times up to and including the date of the Redomestication, (vii) any such statements and representations made in the Officer’s Certificates that are qualified by knowledge, belief, materiality, or comparable qualification are and will be true, complete, and correct without such qualification, and (viii) Parent, the Company, and their respective subsidiaries will treat the Redomestication for U.S. federal income tax purposes in a manner consistent with the opinion set forth below. If any of the above-described assumptions are untrue for any reason, our opinion as expressed below may be adversely affected.

1 Unless otherwise indicated, all “section” references are to the Internal Revenue Code of 1986 (the “Code”), as in effect as of the date of this opinion.

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Crescent Biopharma, Inc.

May 12, 2025

Based upon and subject to the foregoing, we are of the opinion that, under currently applicable U.S. federal income tax law, the Redomestication will qualify as a reorganization within the meaning of section 368(a) of the Code and the discussion contained under the caption “PROPOSAL NO. 4 — The Redomestication Proposal — U.S. Federal Income Tax Considerations of the Cayman Redomestication” in the Registration Statement, insofar as it describes matters of federal income tax law or conclusions with respect thereto, constitutes the opinion of Gibson, Dunn & Crutcher LLP.

We express no opinion on any issue relating to the tax considerations of the Redomestication contemplated by the Registration Statement other than the opinion set forth above. Our opinion is based on current provisions of the Code, Treasury regulations promulgated under the Code, published pronouncements of the Internal Revenue Service, and case law, any of which may be changed at any time with retroactive effect. Any change in applicable laws or the facts and circumstances surrounding the Redomestication, or any inaccuracy in the statements, facts, assumptions, or representations upon which we have relied, may affect the continuing validity of our opinion as set forth in this letter. We assume no responsibility to inform you of any such change or inaccuracy that may occur or come to our attention.

Crescent Biopharma, Inc.

May 12, 2025

We are furnishing this opinion in connection with the filing of the Registration Statement, and this opinion is not to be relied upon for any other purpose without our prior written consent. We hereby consent to the filing of this opinion with the Securities and Exchange Commission as an exhibit to the Registration Statement and to the references in the Registration Statement to us. In giving such consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended.

Very truly yours,

/s/ Gibson, Dunn & Crutcher LLP